Exhibit 10.1 (l)

REAL ESTATE PROPERTY LEASE AGREEMENT

This Agreement is made effective on the first of July 2007, by and between E.S.M ADMINISTRAÇÃO E PARTICIPAÇÕES LTDA, Private Legal Entity registered under the CNPJ/MF (National Directory of Legal Entities) n. 03.997.439/0001-29,  located in Caxias do Sul and hereby represented by its Director ELISABEL SOGARI MANOZZO, Brazilian, adult, married, Businesswoman, identified by her CPF(Tax Roll of Natural Persons) n. 235.770.030-34,  resident in Caxias do Sul and who will henceforth be referred to as the LESSOR, hereinafter represented by her Real Estate Agent, Imobiliária Bassanesi Ltda, Private Legal Entity, located at Avenida Júlio de Castilhos 1393, Caxias do Sul, registered under the CNPJ/MF (National Directory of Legal Entities) n. 89.278.683/0001-57, CRECI N. 592 and SAUER-DANFOSS HIDRÁULICA MOBIL LTDA, located in Caxias do Sul, RS hereby represented by its legal representatives Renata Beatris Reis, Brazilian, single, General Manager, identified by her CPF(Tax Roll of Natural Persons) n. 453.927.650-68 and Cleusa Teresinha Scariot, Brazilian, divorced, Accountant, identified by her CPF(Tax Roll of Natural Persons) n. 376.702550/72, both residents in Caxias do Sul, henceforth referred to as LESSEE, constitutes the final, complete, and integrated agreement to which LESSOR and the LESSEE intend to be legally bound as follows:

The real estate property. The improvements. The incorporation. The delivery terms:

Clause One:                                                                         The LESSEE is the legitimate land owner of a real estate property of global area of 38,911.66 square meters, located in Bairro Interlagos, lot 03, block n. 1962, in northern Caxias do Sul, with its facade facing rua Domingos Chies, approximately 81,30 meters distant from rua Francelino Henrique Bernardino, registered by the n. 13.621, in book 2 of the Registro de Imóveis da 1ª Zona (First Zone Real Estate Property Registration Office).

Paragraph:                                                                               On part of the property, a brick, prefabricated building (or modular building), with a total area of  approximately 8,450.00 square meters, shall be constructed for the operation of a Company, offices, shop floor and other activities as the LESSEE finds necessary, in conformance with project and descriptive records (memorial descritivo), set forth by this Agreement and signed by the parties.

Clause Two:                                                                          The building shall be constructed by the LESSOR to exclusively fulfill LESSEE’s needs, in conformance with project submitted and jointly approved by the parties, and which will be part of  this Lease Agreement, building whose plans, drawings and descriptive records(memoriais) are signed by LESSEE as the it shall be used to hold the company’s headquarters and its offices and industrial area.

Clause Three:                                                               The construction shall commence on that date by which the project is approved and license for such construction is issued by the legal applicable office, and shall be finished within a period of seven (7) months, that is, by December 2007, except for any cause beyond reasonable control of LESSOR (“Force Majeure”), in which case,  term  may be prolonged for a period of time equivalent to that in which the “Force Majeure” happened.

Paragraph One:                                                        In the event of an earlier completion of the building, than the term set forth in the caput of this clause, the parties mutually agree that the LESSEE shall occupy the building within forty-eight (48) hours upon prior notice from LESSOR.

Paragraph Two:                                                         This Agreement shall not be affected by any termination or by any compensation clause in case the buildingis not delivered in the terms set forth herein, provided that such delay is caused by any of the reasons above described. In such case, LESSEE will be granted the lease terms as provided hereunder in Clause Five, Paragraph Two of this Agreement.

Agreement terms. Rent. Periodicity. Increases in rent. Default penalty fee:

Clause Four:                                                                      The Term of this Agreement shall commence on the first of July, 2007 and end on the first of July 2017.The Agreement shall be automatically renewed, for undetermined term, unless and until LESSEE gives notice of termination. The same term and conditions contained in this Agreement shall govern the Renewal Terms.

Clause Five:                                                                          Upon execution of this Agreement, LESSEE shall pay rent for the leased property in the amount of R$50.700,00 (fifty thousand and seven hundred reais), per month and by the fifth (5th) day of the month subsequent to the month of occupation, through the bank assigned by the LESSOR, or else, where LESSOR commands.

Paragraph One:                                                 Rent shall be adjusted yearly, to reflect the increase, of the “IGP-M” ( Market General Price Index) of the Fundação Getúlio Vargas, calculated in the period or, if such index has not been published, the “IPC/FIPE” (Consumer Price Index/Economical Research Institute Foundation) or, if neither of the indexes referred above have been published, rent shall be adjusted to reflect the highest legal applicable index most recently published by the government. The “Adjustment Date” shall be the first of June, 2008.

Paragraph Two:                                                         Whereas the building shall be delivered to LESSEE as set forth in Clause Three and/or Paragraph One of this Agreement, rent payment shall commence as soon as “LESSOR delivers the key to LESSEE, that is, in case the building is delivered prior to or after the agreed date, the parties agree that rent shall be paid from the effective date of delivery of the building.

Paragraph Three:                                           The non-fulfillment of any of the obligations contained in this contract will give rise to the imposition and payment of the owed sum plus 1% (one percent) per month of monetary correction, calculated by the index previously set forth in this Clause Five, the I”IGP-M” (Market General Price Index) of the Fundação Getúlio Vargas, 10% default penalty on the updated debt amount, as well as 10% attorney fee on the total debt amount in the event of administrative charge and 20% in the event of judicial charges.

Paragraph Four:                                                 The parties agree that after four years from the effective commencement date of lease, rent shall be subject to revision in order to be adjusted to applicable market levels.

Lease charges:

Clause Six:                                                                              The parties agree that, after the delivery of the building, which must be appropriately concluded, LESSEE shall be responsible for the payment of expenses regarding utilities such as: garbage, water and sewer charges, electricity, fire insurance, taxes on building/property, street illumination taxes, bank charge or any costs, and expenses arising out of or resulting from the Operations and the Company’s use and occupation of the Leasehold Estate on the property. Such expenses shall be paid on the applicable terms, regardless of notification. The mere tolerance on the part of the LESSOR of payments made after the due dates will not justify the modification of the established terms of payment.

Purpose of lease:

Clause Seven:                                                                The leased real estate property described in Clause One shall be solely used for the installation of a Valves and Components Company and, subject to the termination of this Agreement upon Agreement breach and legal infringement,

LESSEE shall not change purpose, lend or sub-locate, any part or all of the leased property without prior consent of LESSOR.

Other lease terms:

Clause Eight:                                                                   While LESSEE is making use of the premises, LESSEE shall keep the premises in its pre-rental conditions at their own expenses, as set forth in the inspection condition checklist, through the Addendum which shall be part of this Agreement. Therefore, at the termination of this lease, LESSEE must restore the premises to their condition at the beginning of the tenancy, especially concerning wall and floor covering and finish, glasses, locks and keys, water piping, electrical wiring, sewage piping and painting. Reasonable wear and tear is expected.

Clause Nine:                                                                      Notwithstanding any other provision set forth in this Agreement, LESSEE shall be held accountant for any penalties or fines imposed by regulation offices due to infringement of laws by their directors, agents, employees or third-party contractors.

Clause Ten:                                                                           Due to the occupier’s liability LESSEE shall hold under the terms of this Agreement, LESSEE shall be liable for the costs incurred from the management of the premises, being included costs of conservation, gardening, paving, illumination and others, necessary for the keeping of the premises.

Penalties:

Clause Eleven:                                                             All parties agree that termination of this Agreement prior to termination date will constitute breach of the tenancy and, regardless the reason, the party which terminates the Agreement shall pay the other party ten percent (10%) of the total amount of the rent.

Clause Twelve:                                                           In the event that LESSEE cancels the business and LESSOR has already commenced the construction, LESSEE shall be held liable for refunding the amount LESSOR has spent, upon submission of applicable receipts, as the building will be constructed exclusively to fulfill LESSEE’s needs.

Clause Thirteen:                                                In addition to the reasons stated in this Agreement, or others hereunder presented, or mentioned in the legal text: if company becomes insolvent or files a petition for bankruptcy; if default is, at any time, made by LESSEE in the payment of rent and charges, or any other obligations herein undertaken; if leased premises are used for purposes other than the ones set forth in this Agreement; if LESSEE does not respect neighbors rights, LESSOR may declare the term of this Lease ended and terminated by giving LESSEE written notice.

Fire or casualty insurance:

Clause Fourteen:                                               The parties agree that, in the event of fire or dispossession of the leased property, the parties shall be entitled to terminate this Agreement.

Paragraph:                                                                               Subject to the applicable legislation, the parties agree that LESSEE is entitled to pay for the insurance premium hired by LESSOR, against fire, windstorms, against loss or damage from any and all hazard. Such payment must be done in cash, along with first rent installment.

Official summons and notifications:

Clause Fifteen:                                                          Any official summons or notification, required or permitted under this Lease, shall be deemed sufficiently given or served if sent by Brazil certified mail, return receipt requested, or in the case of a Legal Entity, by means of facsimile, or else, by the forms as anticipated by the Brazilian Civil Procedure Code (Código de Processo Civil) and applicable legislation.

Check-out inspection and submission of other payment receipts:

Clause Sixteen:                                                       Upon the termination of the lease, LESSEE must return keys and provide the real estate agent with applicable official certificates stating that LESSOR has paid off his obligations of water, land and property, thrash and illumination, the paying off of insurance policy, in case payment has been made directly to insurance company,  as well as any other expenses incurred from LESSEE’s operations and the Company’s use and occupation of the Leasehold Estate on the property.  Notwithstanding, LESSOR must, within 24 hours after returning keys, contact Imobiliária Bassanesi Ltda (real estate agency), in case a new check-out inspection needs to be carried out, so as to perform the necessary repairs and restore the premises to their condition at the beginning of the tenancy,  being the LESSEE aware that rent and applicable charges shall only cease when premises are appropriately restored and the requirements herein stated have been met.

Clause Seventeen:                                         LESSOR shall allow authorized people to access the premises in order to perform repairs to neighboring buildings to which LESSOR may be causing damage, as well as real estate agent in the event that leased property is sold.

Clause Eighteen:                                                If there is a default with respect to any of LESSOR’s covenants, the regulations of Lei n. 8.245/91 shall be applied, as well as, all the applicable regulations.

Clause Nineteen:                                               This Agreement will be governed by the laws of the city of Caxias do Sul, Estate of Rio Grande do Sul, Brazil.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

/s/ Elisabel Sogari Manozzo	/s/ Jose Bassanesi
E.S.M. Admn. E Participaçãoes Ltda	Imobiliária Bassanesi Ltda
lessor	realtor

/s/ Renata Beatris Reis
SAUER-DANFOSS Hidráulica Mobil Ltda — Lessee

WITNESSESS:

/s/ Cleusa Teresinha Scariot
Cleusa Teresinha Scariot